EXHIBIT 10(q)



                       AMENDMENT TO FINANCIAL COVENANTS
                        OF SECURITY AND LOAN AGREEMENT



Please be advised that Summit Business Capital Corp. has agreed to your request to amend the required Tangible Net Worth covenant for calendar year 2001 as follows:

     Quarter 1 $5,800,000
     Quarter 2 $6,000,000
     Quarter 3 $6,000,000
     Quarter 4 $6,100,000

Further, and in regard to the required Cash Flow Coveraged Ratio, it will be amended as follows:

     Quarter 1 .50 to 1.0
     Quarter 2 1.0 to 1.0
     Quarter 3 1.0 to 1.0
     Quarter 4 1.0 to 1.0

In consideration for these changes, there will be an amendment fee of $2,000.

Summit's counsel will be advised accordingly to prepared the necessary amendments to be effective as of January 1,2001.

                              Very truly yours,



                              Stewart J. Jensen
                              Vice President